UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2011

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2011, Eduardo Elsztain, a Class II trustee and member of the Acquisition Committee of the Board of Trustees (the “Board”) of Hersha Hospitality Trust (the “Company”), resigned from the Board. His resignation was not the result of any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.

Simultaneously with his resignation, the Board appointed the brother of Eduardo Elsztain, Daniel Elsztain, to the Board as a Class I trustee for a term expiring upon the earlier of the annual meeting of shareholders to be held in 2012 and his resignation, removal or death.  Daniel Elsztain was also appointed to the Acquisition Committee of the Board.  Daniel Elsztain, age 38, currently serves as the Chief Real Estate Officer of IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”), a position he has held since 2007.  IRSA is an Argentine real estate company that is listed on the Buenos Aires Stock Exchange and the New York Stock Exchange.  In addition, he also serves as the Commercial and Marketing Manager of Alto Palermo S.A., a subsidiary of IRSA, a position he has held since 1998.  Currently, Daniel Elsztain serves as a director of Alto Palermo S.A. and as an alternate director of IRSA and Banco Hipotecaria S.A.  He received a degree in economic sciences from the Torcuato Di Tella University and a master of business administration degree from Austral IAE University.

Real Estate Investment Group L.P. (“REIG”), which is controlled by IRSA, an affiliate of Eduardo Elsztain and Daniel Elsztain, designated Daniel Elsztain for appointment to the Board pursuant to the terms of the Trustee Designation Agreement, dated August 4, 2009 (the “Trustee Designation Agreement”), by and among the Company, REIG and IRSA, a copy of which was filed by the Company with the SEC on August 6, 2009, as Exhibit 10.4 to the Company’s Form 8-K filed on that date.  The Board has determined that Daniel Elsztain is independent in accordance with the independence standards of the New York Stock Exchange. Daniel Elsztain will participate in the same compensation program as each of the Company’s non-employee trustees.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: September 16, 2011	By:	/s/ Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer